EXHIBIT 99.1

Compensation Arrangements for Thomas G. Yetter
May 17, 2006

The following is a summary of the compensation arrangement effective May 17, 2006 for Thomas G. Yetter in his capacity as Senior Vice President and Chief Financial Officer and Director of the Company.

Annual Base Salary. $210,000

Restricted Stock Award. On May 17, 2006, Mr. Yetter was awarded 10,000 shares of restricted stock of the Company’s common stock, which vests over a three-year period, one-third on each anniversary date.

Annual and Long-Term Incentive Compensation Plans. Participation in the Company’s Incentive Bonus Plan, the 2005 Stock Incentive Plan and the 2005 Executive Bonus and Restricted Stock Plan.

Benefit Plans and Other Arrangements. Mr. Yetter is eligible to participate in the Company’s broad-based programs including health, disability and life insurance programs, the Frozen Food Express Industries, Inc. 401 (k) Savings Plan, and the FFE Transportation Services, Inc. 401(k) Wrap Plan. He is also eligible to participate in the Key Employee Supplemental Medical Plan.

Change in Control Agreements. Mr. Yetter and the Company entered into a Change in Control Agreement which entitles executive officers severance benefits in the event of a “change in control” of the Company during the term of his employment.

Prequisities. Mr. Yetter is eligible to participate in certain programs offered by the Company, including automobile mileage reimbursement for business purposes plus a $500 per month automobile allowance, and a Christmas bonus equal to one week's annual base salary.